EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER 2010 RESULTS
•	EPS Increases 14%
•	Raises Guidance for Fiscal 2010
•	Authorizes Stock Repurchase Program of $250.0 Million

BIRMINGHAM, Ala. (November 19, 2009) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended October 31, 2009.

Financial Highlights
Net sales for the 13-week period ended October 31, 2009, increased 4.1% to $145.9 million compared with $140.1 million for the 13-week period ended November 1, 2008.  Comparable store sales decreased 0.2%. Net income for the 13-week period ended October 31, 2009, increased 14.7% to $8.8 million compared with $7.7 million for the 13-week period ended November 1, 2008.  Earnings per diluted share increased 14.0% to $0.30 compared with $0.26 for the 13-week period ended November 1, 2008.

Net sales for the 39-week period ended October 31, 2009, were $426.7 million compared with $416.3 million for the 39-week period ended November 1, 2008.  Comparable store sales decreased 2.5%. Net income for the 39-week period ended October 31, 2009, was $20.8 million compared with $21.8 million for the 39-week period ended November 1, 2008.  Earnings per  diluted share was $0.72 compared with $0.75 for the 39-week period ended November 1, 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "We entered the third quarter with our inventories in excellent shape and saw overall improvement in the quarter due to merchandise selection and tight expense control.  We were able to improve margins and liquidity with a solid cash generation on a slight decline in comparable store sales.  While footwear was negative for the quarter and continues to be a challenge, we saw improvement over the second quarter.  Apparel, accessories, equipment and cleated footwear all posted positive same store sales in the third quarter, and we expect that trend to continue in the fourth quarter.”

For the quarter, Hibbett opened seven new stores and closed two stores, bringing the store base to 764 in 24 states as of October 31, 2009.  For Fiscal 2010, the Company plans to open 42 new stores and close approximately 20 stores while expanding 18 to 20 high performing stores.

Liquidity
Hibbett ended the third quarter with $24.8 million of available cash and cash equivalents on the consolidated balance sheet, no debt and full availability under its current $80 million unsecured credit facilities. At quarter end a year ago, the Company had $6.5 million in cash and cash equivalents and $14.9 million in debt.

Stock Repurchase Program
The Board of Directors of the Company authorized a new Stock Repurchase Program (Program) of $250.0 million expiring on February 2, 2013.  Effective immediately, the new Program replaces the existing authorization which was due to expire on January 30, 2010.  Under the prior authorization, the Company had purchased 7,761,813 shares of common stock to date at a cost of $167.0 million.

Fiscal 2010 Outlook
The Company updated its earnings guidance for the fiscal year ending January 30, 2010, to a range of $0.95 to $1.02 per diluted share from the previous guidance of $0.85 to $0.95 per diluted share. Comparable store sales for the fourth quarter of Fiscal 2010 are expected to range between -2.0% and 2.0%.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 20, 2009, to discuss third quarter results.  The number to call for the live interactive teleconference is (212) 231-2917.  A replay of the conference call will be available until November 27, 2009, by dialing (402) 977-9140 and entering the passcode, 21440718.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2010 third quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, November 20, 2009, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 27, 2009.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity and earnings and sales trend expectations for Fiscal 2010.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Net sales	$145,855	$140,148	$426,673	$416,262
Cost of goods sold, distribution center
and store occupancy costs	96,218	93,456	287,553	279,493
Gross profit	49,637	46,692	139,120	136,769
Store operating, selling and administrative
expenses	32,168	31,073	95,353	91,041
Depreciation and amortization	3,525	3,587	10,327	10,452
Operating income	13,944	12,032	33,440	35,276
Interest expense, net	2	153	36	523
Income before provision for income taxes	13,942	11,879	33,404	34,753
Provision for income taxes	5,167	4,227	12,608	12,938
Net income	$8,775	$7,652	$20,796	$21,815

Net income per common share:
Basic earnings per share	$0.31	$0.27	$0.73	$0.76
Diluted earnings per share	$0.30	$0.26	$0.72	$0.75

Weighted average shares outstanding:
Basic	28,646	28,495	28,616	28,551
Diluted	29,100	28,930	29,045	28,983

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	November 1,	January 31,
	2009	2008	2009
Assets
Cash and cash equivalents	$24,819	$6,525	$20,650
Inventories, net	171,202	162,315	151,776
Other current assets	13,039	16,472	13,339
Total current assets	209,060	185,312	185,765
Property and equipment, net	42,120	44,764	45,309
Other assets	3,884	4,024	4,013
Total assets	$255,064	$234,100	$235,087

Liabilities and Stockholders' Investment
Accounts payable	$61,445	$59,199	$64,460
Short-term debt and capital leases	110	14,943	-
Other current liabilities	12,946	11,985	14,250
Total current liabilities	74,501	86,127	78,710
Non-current liabilities	18,242	20,249	19,802
Stockholders' investment	162,321	127,724	136,575
Total liabilities and stockholders' investment	$255,064	$234,100	$235,087

END OF EXHIBIT 99.1